PARK PLACE ENERGY INC.

April 30, 2007

Great Northern Oilsands Inc.
Suite #600, 595 Hornby St.
Vancouver, BC Canada
V6C 1A4

Attention:      David Lane

Re:      Eight Mile North Field (“Eight Mile”)

This letter will serve to confirm our agreement as follows:

1.                         Park Place Energy Inc. (“Park Place”) shall pay the sum of $110,000 to Terra Energy Inc. (“Terra”) on behalf of Great Northern Oilsands Inc. (“Great Northern”), said monies representing an outstanding amount owing by Great Northern to Terra on account of its participation in Eight Mile.

2.                         As evidence of Great Northern’s obligations to Park Place on account of the payment referred to in point (1) above Great Northern shall issue to Park Place a promissory note in the form attached hereto evidencing its indebtedness to Park Place in the principal amount of $110,000 (the “Debt”) with such Debt bearing interest at 8% per annum, payable on demand.

3.                         In consideration of Park Place making the payment on behalf of Great Northern provided for in point (1) above, Great Northern hereby agrees to convey to Park Place three quarters of its 20% interest in the Eight Mile (15% interest) with respect to any wells drilled thereon from the date hereof and in this regard Great Northern shall execute such documents and do such further acts and things as shall be necessary to give effect to this conveyance.

Accepting the above accurately details your understanding of our agreement in this regard please execute this letter where indicated and return same at your earliest convenience.

Yours Truly,

PARK PLACE ENERGY INC.

Per:      /s/ David Stadnyk
            David Stadnyk, President

Acknowledged and agreed to this 30th day of April 2007.

GREAT NORTHERN OILSANDS INC.

Per:      /s/ David Lane
            David Lane, President